EXHIBIT 23.1

                       Resignation of George Stewart, CPA




February 13, 2009




Blugrass Energy, Inc.
3751 Appain Way, Suite 75
Lexington, KY 40517-5929

Dear Ms. Schaefer:

         This is to confirm that the client-auditor relationship between Blugrass Energy, Inc. (Commission File Number 333-135852) and George Stewart, CPA has ceased.

Sincerely,

/s/ George Stewart, CPA
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George Stewart, CPA